Exhibit 99.1

CU BANCORP REPORTS RECORD FIRST QUARTER EARNINGS OF $6.3 MILLION

Earnings per share up 52% in first comparable year-over-year quarter since merger

Los Angeles, CA, April 26, 2016 - CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported financial results for the first quarter of 2016.

The Company’s acquisition of 1st Enterprise Bank, which was accomplished by a merger of California United Bank with 1st Enterprise Bank (“the merger”), was effective November 30, 2014. Operating results for the first quarter of 2016 and the first quarter of 2015 include the combined operations of both entities.

First Quarter 2016 Highlights

•	Net income available to common shareholders increased to $6.0 million, up $774 thousand or 15% from the prior quarter

•	Diluted earnings per share of $0.35, up 17% from prior quarter

•	Return on average tangible common equity of 10.75%, up from 9.61% in prior quarter

•	Return on average assets of 0.89%, up from 0.77% in prior quarter

•	Ongoing efficiency ratio of 58%

•	Tangible book value per share increased $0.38 to $13.05 per share

•	Non-performing assets to total assets ratio of 0.07%, down from 0.09% in prior quarter

•	Total assets increased to $2.7 billion, up $105 million or 4% from the prior quarter or an annualized rate of 16%

•	Total loans increased to $1.9 billion, up $36 million or 2% from the prior quarter or an annualized rate of 8%

•	Net organic loan growth of $90 million in the first quarter

•	Total deposits increased to $2.4 billion, up $89 million or 4% from the prior quarter or an annualized rate of 16%

•	Non-interest bearing demand deposits were 55% of total deposits

•	Continued status as well-capitalized, the highest regulatory category

First Quarter 2016 Summary Results

“The first quarter of 2016 was a very strong quarter for CUB, with record earnings and an increase in earnings per share of 52% over the prior year and 17% over the prior quarter,” said David

Rainer, Chairman and Chief Executive Officer of CU Bancorp and California United Bank. “Revenues benefitted from higher core net interest income, which increased nearly 5% on a linked-quarter basis or 19% annualized, as well as non-interest income, including the second-highest quarterly gain on sale of SBA loans in the Company’s history. Our consistent growth in revenues, combined with operating expenses that have been essentially flat for five consecutive quarters, has improved our efficiency ratio to 58% from 64% in the year-ago period.

“Our return on tangible common equity and return on average assets of 10.75% and 0.89%, respectively, increased in both year-over-year and linked-quarter periods. The strong pipeline that we indicated in our fourth quarter earnings release led to net organic loan growth of $90 million—the highest for a first quarter in the Company’s history. Currently, the second quarter loan pipeline continues to be strong.”

“Commercial and industrial loan commitments grew to $897 million, up 13% from the prior year and $11 million from the prior quarter,” said Brian Horton, President of CU Bancorp and California United Bank. “However, we saw a decline in utilization, as well as a decline in commercial and industrial loans outstanding compared to the prior quarter. This dynamic is part of the natural ebb and flow of commercial lending and we believe it speaks to the strong liquidity of our relationship-based customers, which is reflected in the strong growth in deposits during the quarter that came primarily from existing relationships.

“We experienced solid growth in our loans secured by real estate and recorded a loan loss provision of $622 thousand related to first quarter net organic loan growth. In a market that remains very competitive on rates and terms, our continued focus on prudent underwriting is reflected in our very low non-performing asset ratio of just 0.07%.”

Net Income and Profitability Ratios

Net income for the first quarter of 2016 was $6.3 million and net income available to common shareholders was $6.0 million or $0.35 per fully diluted share, compared with net income of $4.2 million and net income available to common shareholders of $3.9 million or $0.23 per fully diluted share for the first quarter of 2015. The loan loss provision for the first quarter of 2016 was $622 thousand, which benefitted from net recoveries of $241 thousand, compared to $1.4 million in the year-ago quarter, which included $806 thousand of net charge-offs. In the first quarter of 2016 the Company recorded no merger-related expenses, compared to $464 thousand in the year-ago quarter.

Net income for the first quarter of 2016 was $6.3 million and net income available to common shareholders was $6.0 million or $0.35 per fully diluted share, compared with net income of $5.5 million and net income available to common shareholders of $5.2 million or $0.30 per fully diluted share in the fourth quarter of 2015. The loan loss provision for the first quarter of 2016 was $622 thousand, which benefitted from net recoveries of $241 thousand, compared to $2.2 million in the previous quarter, which included $1.5 million of net charge-offs.

The following table shows certain of the Company’s performance ratios for the first quarter of 2016, the fourth quarter of 2015 and the first quarter of 2015:

	Q1 2016	Q4 2015	Q1 2015
Return on average tangible common equity	10.75%	9.61%	8.23%
Return on average assets	0.89%	0.77%	0.69%
Operating efficiency ratio	58%	58%	64%

Net Interest Income and Net Interest Margin

Net interest income totaled $23.5 million for the first quarter of 2016, an increase of $2.8 million or 14% from the first quarter of 2015. The increase was primarily driven by strong net organic loan growth over the last year.

The Company’s net interest income was positively impacted in both the first quarter of 2016 and the first quarter of 2015 by the recognition of fair value discounts earned on early payoffs of acquired loans. In the first quarter of 2016 the Company recorded $528 thousand in discounts earned on early loan payoffs, and prepayment penalty fees of $123 thousand on acquired loans, which had a positive impact on the net interest margin of 10 basis points. In the first quarter of 2015 the Company recorded $110 thousand in discounts earned on early loan payoffs of acquired loans, and other payoff benefits of $201 thousand, which had a positive impact on the net interest margin of 6 basis points.

The net interest margin in the first quarter of 2016 was 3.77%, compared to 3.95% in the first quarter of 2015. The decrease was primarily driven by average loans being a lower percentage of earnings assets in the first quarter of 2016 than in the year ago period.

Net interest income for the first quarter of 2016 increased $376 thousand or 2% from the fourth quarter of 2015. The increase was primarily driven by strong net organic loan growth and the increase in the prime rate in mid-December.

The Company’s net interest income was positively impacted in both the first quarter of 2016 and the fourth quarter of 2015 by the recognition of fair value discounts earned on early payoffs of acquired loans. In the first quarter of 2016 the Company recorded $528 thousand in discounts earned on early loan payoffs, and prepayment penalty fees of $123 thousand on acquired loans, which had a positive impact on the net interest margin of 10 basis points. In the fourth quarter of 2015 the Company recorded $1.0 million in discounts earned on early loan payoffs of acquired loans, and other associated payoff benefits aggregating to $294 thousand, with a positive impact on the net interest margin of 21 basis points.

The net interest margin in the first quarter of 2016 was 3.77%, compared to 3.72% in the fourth quarter of 2015. The increase was primarily driven by a combination of average loans being a higher percentage of earning assets in the first quarter of 2016 than the previous quarter, and the increase in the prime rate in mid-December, somewhat offset by continued loan yield compression.

The core loan yield for the first quarter of 2016 was 4.77%, compared to 4.70% in the previous quarter, largely due to the increase in the prime rate.

As of March 31, 2016, the Company had $13.7 million of discounts remaining on acquired accruing loans.

The Company’s cost of funds was 0.13% in the first quarter of 2016, equal to 0.13% in the first quarter of 2015 and an increase from 0.12% in the fourth quarter of 2015.

Non-interest Income

Non-interest income was $2.8 million in the first quarter of 2016, an increase of $212 thousand or 8% from $2.6 million in the same quarter of the prior year. The overall increase was primarily due to an increase of $131 thousand in gain on sale of SBA loans.

Non-interest income in the first quarter of 2016 decreased $219 thousand or 7% over the fourth quarter of 2015. The decrease was largely due to the Company having no gain on sale of securities income or transaction referral fee income in the first quarter of 2016, compared to $112 thousand and $107 thousand, respectively, in the previous quarter.

Non-interest Expense

Non-interest expense for the first quarter of 2015 was $15.2 million, an increase of $274 thousand, or 2% compared to non-interest expense of $14.9 million for the same period of the prior year. The increase in non-interest expense was largely related to increases in salaries and other benefits, as the Company’s active full-time equivalent employees grew to 273 at March 31, 2016, an increase of 20 from the year-ago period end.

Non-interest expense for the first quarter of 2016 was $15.2 million, an increase of $114 thousand or 1% over the fourth quarter of 2015. The increase was largely related to an increase in salaries and other benefits, as the Company added seven active full-time equivalent employees during the quarter. The increases in salaries and other benefits were offset by a decrease of $208 thousand in other operating expenses, largely due to a reduction of $97 thousand in the amortization expense related to the core deposit intangible, as well as modest declines in other expenses that fluctuate from quarter to quarter.

“Much of the growth in headcount, and related salaries and benefits, over the last year has been to support our double-digit loan and deposit growth, as well as our significant increase in customer relationships,” said Rainer. “Salaries and benefits also increased in the first quarter due to seasonal compensation expenses, such as increased payroll taxes, including FICA. During the second quarter, the Company’s annual increases for total compensation take effect.

“After five quarters of flat operating expenses and the growth noted above, the Bank expects to continue investing in additional personnel related to infrastructure to support our increased size and increasing regulatory requirements.”

Income Tax

In the first quarter of 2016, the effective tax rate was 40%. In the fourth quarter of 2015, the Company realized a one-time discrete tax benefit of $133 thousand, primarily related to California Organized Investment Network (“COIN”) credits. For the full year of 2015 the Company’s effective tax rate, without discrete benefits, was 39%.

Balance Sheet

Assets

Total assets at March 31, 2016, were $2.7 billion, a year-over-year increase of $333 million from March 31, 2015. The increase was primarily due to strong growth in total deposits.

Loans

Total loans were $1.9 billion at March 31, 2016, an increase of $36 million or 8% annualized from $1.8 billion at the end of the prior quarter. This also represents an increase of $204 million or 12% from March 31, 2015. The increase in loans for both periods was due to strong organic loan growth.

During the first quarter of 2016, the Company had $90 million of net organic loan production. Pay downs in the acquired loan portfolios were approximately $54 million in the same quarter. Although new relationships contributed to organic growth, existing relationships also continued to grow.

Included in loan growth in the first quarter was a $31 million increase in the construction lending portfolio, which consists predominantly of 1-4 family and multifamily construction projects in Los Angeles County undertaken by customers that have long-term relationships with the Company.

Other nonresidential loans increased $30 million; these are loans with well-structured terms and guarantees, primarily collateralized by commercial buildings.

Total commercial and industrial line of credit commitments increased from the prior quarter; however, commercial and industrial loans outstanding, which include term loans, declined from the prior quarter. Utilization of commercial and industrial line of credit commitments was 41%, reflecting the strength of our business customers’ balance sheets.

At March 31, 2016, commercial and industrial loans, and owner-occupied real estate loans combined were $920 million or 49% of total loans, compared to $945 million or 52% at December 31, 2015. At March 31, 2015, commercial and industrial loans, and owner-occupied real estate were $868 million or 52% of total loans.

Deposits

Total deposits at March 31, 2016 were $2.4 billion, an increase of $89 million from the end of the prior quarter and $292 million from the prior year. The strong growth in total deposits year over year was largely in non-interest bearing deposits, which were $1.3 billion or 55% of total deposits at March 31, 2016, compared to $1.1 billion or 53% at March 31, 2015, and $1.3 billion or 56% at December 31, 2015. Average deposits per branch were $264 million as of March 31, 2016.

We believe some of the increase in total deposits during the first quarter of 2016 is likely related to customers accumulating cash in anticipation of federal and state income tax payments, as well as county property taxes in California.

Cost of deposits for the quarter was 0.11%, compared to 0.10% in the prior quarter.

Asset Quality

Total non-performing assets were $1.8 million, or 0.07% of total assets at March 31, 2016, compared with $2.4 million, or 0.09% of total assets, at December 31, 2015. The decrease was largely due to the disposition of an other real estate owned property at approximately net book value.

Total nonaccrual loans were $1.8 million, or 0.10% of total loans, at March 31, 2016, compared with $2.0 million, or 0.11% of total loans, at December 31, 2015.

During the first quarter of 2016, the Company recorded net recoveries of $241 thousand, compared with net charge-offs of $1.5 million in the fourth quarter of 2015.

The Company recorded a loan loss provision of $622 thousand for the first quarter of 2016. The loan loss provision reflects strong organic loan growth during the quarter, with the benefit of the net recovery of a loan charged off in 2014.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and their related allowance) was 1.23% at March 31, 2016, compared with 1.25% at December 31, 2015, and 1.36% at March 31, 2015.

Capital

CU Bancorp remained well capitalized at March 31, 2016, with total risk weighted assets of $2,389.6 million. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

March 31, 2016	Minimum Capital Ratios to Be Considered “Well Capitalized”	Basel III Minimum Capital Ratios with Buffer	CU Bancorp
Total Risk-Based Capital Ratio	10%	8.625%	11.61%
Tier 1 Risk-Based Capital Ratio	8%	6.625%	10.88%
Common Equity Tier 1 Ratio	6.5%	5.125%	9.68%
Tier 1 Leverage Capital Ratio	5%	NA	9.81%

At March 31, 2016, tangible common equity was $227 million with common shares issued of 17,389,383 as of the same date, resulting in tangible book value per common share of $13.05. This compares to tangible common equity of $217.5 million with a tangible book value per common share of $12.67 at December 31, 2015.

In the first quarter of 2016, 189,489 stock options with a weighted average strike price of $7.59 were exercised and 235,285 unexercised stock options with a weighted average strike price of $10.57 will expire in 2016. The majority of options in both periods are related to the rollover of 1st Enterprise options.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from its headquarters office in Downtown Los Angeles and additional full-service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Los Angeles, South Bay, Orange County and the Inland Empire. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling 818-257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about CU Bancorp (the “Company”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; legal matters could be filed against the Company and could take longer or cost more than expected to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters and drought, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in CU Bancorp’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, CU Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. CU Bancorp assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read CU Bancorp’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by CU Bancorp with the SEC. The documents filed by CU Bancorp with the SEC may be obtained at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by directing a request to: CU Bancorp c/o California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, CA 91436. Attention: Investor Relations. Telephone 818-257-7700.

Contacts

CU Bancorp

David Rainer, 818-257-7776

Chairman and CEO

or

Karen Schoenbaum, 818-257-7700

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2016	December 31, 2015	March 31, 2015
	Unaudited	Audited	Unaudited

ASSETS
Cash and due from banks	$43,912	$50,960	$42,570
Interest earning deposits in other financial institutions	256,239	171,103	200,020

Total cash and cash equivalents	300,151	222,063	242,590
Certificates of deposit in other financial institutions	53,920	56,860	62,954
Investment securities available-for-sale, at fair value	315,499	315,785	224,050
Investment securities held-to-maturity, at amortized cost	40,256	42,036	46,124

Total investment securities	355,755	357,821	270,174
Loans	1,869,178	1,833,163	1,665,277
Allowance for loan loss	(16,545)	(15,682)	(13,247)

Net loans	1,852,633	1,817,481	1,652,030
Premises and equipment, net	4,836	5,139	5,190
Deferred tax assets, net	14,094	17,033	15,589
Other real estate owned, net	—	325	850
Goodwill	64,603	64,603	63,950
Core deposit and leasehold right intangibles	7,301	7,671	9,078
Bank owned life insurance	50,235	49,912	49,028
Accrued interest receivable and other assets	36,005	35,734	35,527

Total Assets	$2,739,533	$2,634,642	$2,406,960

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$1,312,298	$1,288,085	$1,110,323
Interest bearing transaction accounts	257,981	261,123	251,409
Money market and savings deposits	750,798	679,081	660,313
Certificates of deposit	54,807	58,502	61,546

Total deposits	2,375,884	2,286,791	2,083,591
Securities sold under agreements to repurchase	21,967	14,360	10,498
Subordinated debentures, net	9,737	9,697	9,578
Accrued interest payable and other liabilities	15,957	16,987	18,226

Total Liabilities	2,423,545	2,327,835	2,121,893

SHAREHOLDERS’ EQUITY
Serial preferred stock	17,148	16,995	16,235
Common stock	232,126	230,688	226,917
Additional paid-in capital	23,854	23,017	20,426
Retained earnings	42,907	36,923	20,788
Accumulated other comprehensive income (loss)	(47)	(816)	701

Total Shareholders’ Equity	315,988	306,807	285,067

Total Liabilities and Shareholders’ Equity	$2,739,533	$2,634,642	$2,406,960

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	For the three months ended
	March 31, 2016	December 31, 2015	March 31, 2015
	Unaudited	Unaudited	Unaudited

Interest Income
Interest and fees on loans	$22,578	$22,298	$19,906
Interest on investment securities	1,232	1,163	1,180
Interest on interest bearing deposits in other financial institutions	439	346	202

Total Interest Income	24,249	23,807	21,288

Interest Expense
Interest on interest bearing transaction accounts	99	110	100
Interest on money market and savings deposits	511	434	383
Interest on certificates of deposit	33	40	51
Interest on securities sold under agreements to repurchase	11	9	5
Interest on subordinated debentures	117	112	107

Total Interest Expense	771	705	646

Net Interest Income	23,478	23,102	20,642
Provision for loan losses	622	2,249	1,443

Net Interest Income After Provision For Loan Losses	22,856	20,853	19,199

Non-Interest Income
Gain on sale of securities, net	—	112	—
Gain on sale of SBA loans, net	554	519	423
Deposit account service charge income	1,189	1,191	1,141
Other non-interest income	1,077	1,217	1,044

Total Non-Interest Income	2,820	3,039	2,608

Non-Interest Expense
Salaries and employee benefits	9,319	8,944	8,638
Stock compensation expense	834	836	513
Occupancy	1,436	1,492	1,420
Data processing	618	623	641
Legal and professional	475	497	846
FDIC deposit assessment	350	412	333
Merger expenses	—	—	240
OREO loss and expenses	79	66	6
Office services expenses	403	322	414
Other operating expenses	1,673	1,881	1,862

Total Non-Interest Expense	15,187	15,073	14,913

Net Income Before Provision for Income Tax	10,489	8,819	6,894
Provision for income tax	4,202	3,312	2,695

Net Income	$6,287	$5,507	$4,199

Preferred stock dividends and discount accretion	303	297	272

Net Income Available to Common Shareholders	$5,984	$5,210	$3,927

Earnings Per Share
Basic earnings per share	$0.35	$0.31	$0.24
Diluted earnings per share	$0.35	$0.30	$0.23
Average shares outstanding	17,041,000	16,744,000	16,409,000
Diluted average shares outstanding	17,341,000	17,163,000	16,848,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2016			December 31, 2015
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$301,402	$439	0.58%	$362,966	$346	0.37%
Investment securities	352,929	1,232	1.40%	330,812	1,163	1.41%
Loans	1,849,201	22,578	4.91%	1,769,043	22,298	5.00%

Total interest-earning assets	2,503,532	24,249	3.90%	2,462,821	23,807	3.84%
Non-interest-earning assets	214,581			215,604

Total Assets	$2,718,113			$2,678,425

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$270,796	$99	0.15%	$271,359	$110	0.16%
Money market and savings deposits	726,681	511	0.28%	714,439	434	0.24%
Certificates of deposit	55,920	33	0.24%	59,497	40	0.27%

Total Interest Bearing Deposits	1,053,397	643	0.25%	1,045,295	584	0.22%
Securities sold under agreements to repurchase	20,540	11	0.22%	17,143	9	0.21%
Subordinated debentures and other debt	9,719	117	4.76%	9,678	112	4.53%

Total Interest Bearing Liabilities	1,083,656	771	0.29%	1,072,116	705	0.26%
Non-interest bearing demand deposits	1,305,018			1,283,373

Total funding sources	2,388,674			2,355,489
Non-interest bearing liabilities	16,425			18,910
Shareholders’ Equity	313,014			304,026

Total Liabilities and Shareholders’ Equity	$2,718,113			$2,678,425

Net interest income		$23,478			$23,102

Net interest margin			3.77%			3.72%

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2016			March 31, 2015
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$301,402	$439	0.58%	$197,465	$202	0.41%
Investment securities	352,929	1,232	1.40%	271,504	1,180	1.74%
Loans	1,849,201	22,578	4.91%	1,650,802	19,906	4.89%

Total interest-earning assets	2,503,532	24,249	3.90%	2,119,771	21,288	4.07%
Non-interest-earning assets	214,581			202,045

Total Assets	$2,718,113			$2,321,816

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$270,796	$99	0.15%	$238,220	$100	0.17%
Money market and savings deposits	726,681	511	0.28%	650,721	383	0.24%
Certificates of deposit	55,920	33	0.24%	63,942	51	0.32%

Total Interest Bearing Deposits	1,053,397	643	0.25%	952,883	534	0.23%
Securities sold under agreements to repurchase	20,540	11	0.22%	10,760	5	0.19%
Subordinated debentures and other debt	9,719	117	4.76%	9,568	107	4.47%

Total Interest Bearing Liabilities	1,083,656	771	0.29%	973,211	646	0.27%
Non-interest bearing demand deposits	1,305,018			1,046,636

Total funding sources	2,388,674			2,019,847
Non-interest bearing liabilities	16,425			19,067
Shareholders’ Equity	313,014			282,902

Total Liabilities and Shareholders’ Equity	$2,718,113			$2,321,816

Net interest income		$23,478			$20,642

Net interest margin			3.77%			3.95%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	March 31, 2016	December 31, 2015	March 31, 2015
	Unaudited	Audited	Unaudited

Commercial and Industrial Loans:	$496,301	$537,368	$515,593

Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	423,370	407,979	352,071
Other Nonresidential Properties	562,871	533,168	508,043
Construction, Land Development and Other Land	156,731	125,832	79,696
1-4 Family Residential Properties	122,408	114,525	128,609
Multifamily Residential Properties	70,423	71,179	53,840

Total Loans Secured by Real Estate	1,335,803	1,252,683	1,122,259

Other Loans:	37,074	43,112	27,425

Total Loans	$1,869,178	$1,833,163	$1,665,277

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	March 31, 2016		December 31, 2015		March 31, 2015
	Unaudited		Unaudited		Unaudited

Disbursed	$368,357	41%	$408,619	46%	$357,499	45%
Undisbursed	529,075	59%	477,901	54%	437,034	55%

Total Commitments	$897,432	100%	$886,520	100%	$794,533	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	March 31, 2016	December 31, 2015	March 31, 2015
	Unaudited	Unaudited	Unaudited

Capital Ratios Table:
Total risk-based capital ratio	11.61%	11.54%	11.71%
Common equity tier 1 capital ratio	9.68%	9.61%	9.67%
Tier 1 risk-based capital ratio	10.88%	10.85%	11.05%
Tier 1 leverage capital ratio	9.81%	9.67%	10.23%
Tangible Common Equity/Tangible Assets	8.51%	8.49%	8.39%

Asset Quality Table:
Loans originated by the Bank on non-accrual	$—	$89	$2,056
Loans acquired thru acquisition on non-accrual	1,815	1,962	2,920

Total non-accrual loans	1,815	2,051	4,976
Other Real Estate Owned	—	325	850

Total non-performing assets	$1,815	$2,376	$5,826

Net charge-offs/(recoveries) year to date	$(241)	$2,009	$806

Net charge-offs/(recoveries) quarterly	$(241)	$1,532	$806

Non-accrual loans to total loans	0.10%	0.11%	0.30%

Total non-performing assets to total assets	0.07%	0.09%	0.24%

Allowance for loan losses to total loans	0.89%	0.86%	0.80%

Allowance for loan losses to total loans accounted at historical cost, which excludes loans acquired by acquisition	1.23%	1.25%	1.36%

Net year to date charge-offs/(recoveries) to average year to date loans	(0.01)%	0.12%	0.05%

Allowance for loan losses to non-accrual loans accounted at historical cost, which excludes non-accrual loans acquired by acquisition and related allowance	N/A	17583%	642%

Allowance for loan losses to total non-accrual loans	911%	764%	266%

As of March 31, 2016, there were no restructured loans or loans over 90 days past due and still accruing.

CU BANCORP

GAAP RECONCILIATIONS

These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for analyses of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Tangible Common Equity (TCE) Calculation and Reconciliation to Total Shareholders’ Equity

(Unaudited)

The Company utilizes the term TCE, a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

(Dollars in thousands except share data)

	March 31, 2016	December 31, 2015	March 31, 2015
Tangible Common Equity Calculation
Total shareholders’ equity	$315,988	$306,807	$285,067
Less: Serial preferred stock	17,148	16,995	16,235
Less: Goodwill	64,603	64,603	63,950
Less: Core deposit and leasehold right intangibles	7,301	7,671	9,078

Tangible Common Equity	$226,936	$217,538	$195,804

Common shares issued	17,389,383	17,175,389	16,803,664
Tangible book value per common share	$13.05	$12.67	$11.65
Book value per common share	$17.19	$16.87	$16.00